Exhibit 3.1

CERTIFICATE OF TRUST

OF

CHESAPEAKE GRANITE WASH TRUST

This Certificate of Trust of Chesapeake Granite Wash Trust (the “Trust”) dated as of June 29, 2011 is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.	Name. The name of the statutory trust formed by this Certificate of Trust is Chesapeake Granite Wash Trust.

2.	Delaware Trustee. The name and address of the trustee of the Trust with its principal place of business in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

3.	Effective Date. This Certificate of Trust shall be effective upon filing.

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IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

THE CORPORATION TRUST COMPANY, as Delaware Trustee

By:	/s/ Victor A. Duva
Name:	Victor A. Duva
Title:	Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Sarah C. Newell
Name:	Sarah C. Newell
Title:	Senior Associate